Exhibit 99.1

Amplitude Appoints Statsig Founder Vijaye Raji to Board of Directors

Statsig founder and OpenAI CTO of Applications joins as Amplitude carries forward Statsig’s platform, brand, and mission

SAN FRANCISCO — October 15th, 2026 — Amplitude, Inc. (Nasdaq: AMPL), the leading AI analytics platform, announced today the appointment of Vijaye Raji, CTO of Applications at OpenAI, to its Board of Directors. Raji joins as Amplitude brings together Amplitude and Statsig to help teams understand customer behavior, experiment with confidence, and build better products. Statsig continues as a platform and brand within Amplitude, carrying forward its mission to democratize data for teams and organizations of all sizes.

“Vijaye built the world’s best experimentation platform, and I’m thrilled to have him on our board,” said Spenser Skates, CEO and co-founder of Amplitude. “As more teams turn to experimentation to figure out what works, we’re building the future of Amplitude and Statsig together to help them ship better products”.

Raji, Statsig’s founder and former CEO, started the company in 2021 to help companies build better software through experimentation and data-informed decisions. Inspired by Facebook’s internal tools, including its Deltoid experimentation platform, he set out to make sophisticated measurement tools accessible to developers, data scientists, and product managers everywhere. Statsig built an advanced statistical engine with capabilities including variance reduction and sequential testing, helping teams make rigorous decisions as they experiment. Its platform has been adopted by companies including Figma, Notion and Brex.

Raji now serves as CTO of Applications at OpenAI, leading Ads, Growth, and foundational data and engineering components. He began his career at Microsoft, working on developer tools and software platforms.

“I started Statsig to help teams use data and experimentation to build better products,” said Raji. “I’m excited to help carry that mission forward with Spenser and the board as Amplitude and Statsig enter this next chapter together. Building software faster only matters if you’re building the right things and creating more value for your customers. Together, Amplitude and Statsig can help more teams understand what customers need, test their ideas, and measure whether what they build makes a difference.”

About Amplitude

Amplitude is the leading AI analytics platform, helping over 5,200 customers—including Atlassian, Replit, The Economist and Square—build better products and digital experiences. With powerful AI Agents embedded across our platform, teams can analyze, test, and optimize user experiences faster than ever. Ranked #1 across multiple categories in G2’s Fall 2026 Report, Amplitude is the best-in-class solution for product, data, and marketing teams. Learn more at amplitude.com.

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